U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ORETECH, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                                             88-0409147
 ------------------------------                        ------------------------
(State or other jurisdiction of                       (I.R.S. Employer I.D. No.)
 incorporation or organization)

                              CONSULTING AGREEMENT
                               ------------------
                              (Full Title of Plan)

      Stephen D. Cummins, 309 State Docks Road, Phenix City, Alabama 36869
                      -------------------------------------
                     (Name and Address of Agent for Service)

                                 (334) 297-0663
           ----------------------------------------------------------
          (Telephone number including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                       Proposed      Proposed
                                       Maximum       Maximum
Title of                               Offering      Aggregate     Amount of
Securities           Amount to be      Price Per     Offering      Registration
to be Registered     Registered(1)     Share         Price(2)        Fee
--------------------------------------------------------------------------------
Common Stock           50,000           $3.50        $175,000       $16.10

(1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Estimated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.

PROSPECTUS


                                  Oretech, Inc.
                              309 State Docks Road
                           Phenix City, Alabama 36869

               (50,000 SHARES OF POST-REVERSE SPLIT COMMON STOCK)

     This Prospectus relates to the offer and sale of Oretech, Inc., a Nevada corporation (the "Company") of shares of its no par value common stock (the "Common Stock) to a consultant of the Company (the "Consultant) pursuant to an agreement entered into between the Company and the Consultant. The Company is registering hereunder an aggregate of 50,000 post-reverse split shares of the Common Stock to the Consultant in consideration for services rendered and to be rendered under the agreements.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If a Consultant who is not now an affiliate becomes an affiliate of the Company in the future, the Consultant would then be subject to
Section 16 (b) of the Exchange Act (See General Information -- Restrictions on Resale).

The Common Stock is listed on the OTC bulletin board under the symbol ORTE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Date of this Prospectus is November 7, 2003.

     This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities
Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Oretech, Inc., 309 State Docks Road, Phenix City, Alabama 36869.


     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington, D. C 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.W., Washington, DC 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS
                                                                           PAGE

PART                                                                         1

Information Required In the Section 10(a) Prospectus                         1

Item 1.  Plan Information                                                    1

General Information                                                          1

The Company                                                                  1
Purpose                                                                      1
Common Stock                                                                 1
The Consultant                                                               1
No Restrictions on Transfer                                                  1
Tax Treatment to the Consultant                                              1
Restrictions on Resale                                                       2

Documents Incorporated By Reference & Additional Information                 2

Item 2. Registrant Information And Employee Plan Annual Information          2

Legal Opinion and Experts                                                    2
Indemnification of Officers and Directors                                    3

PART II                                                                      3

Information Required In The Registration Statement                           3

Item 3. Incorporation of Documents by Reference                              3

Item 4.  Description of Securities                                           3

Item 5. Interests of Named Experts and Counsel                               3

Item 6.  Indemnification of Directors and Officers                           3

Item 7. Exemption from Registration Claimed                                  4

Item 8. Exhibits                                                             4

Item 9. Undertakings                                                         5

Signatures                                                                   7

Exhibit Index                                                                8

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan information

GENERAL INFORMATION

The Company

     The Company has its principal offices at 309 State Docks Road, Phenix City, Alabama 36869.

Purposes

     The Common Stock has been issued by the Company pursuant to an agreement entered into between the Consultant and the Company and approved by the Board of Directors of the Company (the "Board of Directors"), and is now being registered pursuant to such agreement. The agreement was and is intended to provide a method whereby the Company can and will be able to use the services of the Consultant in connection with advice pertaining to the Company's business affairs as the Company may, from time to time, reasonably request. A copy of the form of agreement has been filed as an exhibit to this Registration Statement.

COMMON STOCK

     The Board has authorized the issuance of 500,000 pre-reverse split shares of the Common stock (now 50,000 post-reverse split shares) to the Consultant.

The Consultant

     The Consultant has agreed to provide his expertise and advice to the Company on a non-exclusive basis for the purpose of promoting the interests of the Company.

No Restrictions on Transfer

     The Consultant is the record and beneficial owner of the shares of Common Stock previously issued, and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

     The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt, since there will be no substantial risk of forfeiture or other restrictions on transfer.

Restrictions of Resales

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Documents Incorporated By Reference and Additional Information

     The Company hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended June 30, 2003, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-QSB filed under the Securities or Exchange Act subsequent to any filed form 10-KSB, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

     A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus of any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Request should be addressed to the Company at 309 State Docks Road, Phenix City, Alabama 36869.

Legal Opinions and Experts

     Steven L. Siskind, Esq. has rendered an opinion on the validity of the securities being registered. Mr. Siskind is not an "affiliate" of the Company and does not have a substantial interest in the registrant. (See PART II, ITEM 5
- Interests of Named Experts and Counsel)

     The financial statements of the Company, incorporated by reference in the Company's Annual Report (Form 10K-SB) for the year ended June 30, 2003, have been audited by Rotenberg & Company LLP, independent auditors, as set forth in their report incorporated herein by reference and is incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

     Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference

     Registrant hereby states that (i) all documents set forth in (a) through
(c) below, are incorporated by reference in this registration statement, and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     (a) Registrant's latest Annual Report, if any, whether filed pursuant to
Section 13(a) or 15(d) of the Exchange Act;

     (b) All other report filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

     (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item 4.  Description of Securities

     The securities being registered are common stock , no par value.

Item 5.  Interests of Named Experts and Counsel

                   NONE

Item 6.  Indemnification of Directors and Officers

     In accordance with Section 78.037 of the Nevada Revised Statutes ("NRS"),
Article VII of the Company's by-laws provides: Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative or is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys fees, judgments, fines and amounts paid or to be paid in settlement) reasonably suffered or incurred by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive or any other right which such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

     Article VIII of the Company's amended and restated by-laws provides: A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of the Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

 Item 7.  Exemption from Registration Claimed

     Not Applicable.

Item 8.  Exhibits

     (a) The following exhibits are filed as part of this S-8 Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.         Title

4.                  Not Applicable

5. Opinion of Steven L. Siskind regarding the legality of the securities registered.

10                  Consulting Agreement

15.                 Not Required

23.1 Consent of Steven L. Siskind, to the use of his opinion with respect to the legality of the securities being registered hereby contained in Item 5, above.

23.2                Consent of  Rotenberg & CO. LLP

27.                 Not Required

28.                 Not Required

29.                 Not Required

Item 9.  Undertakings

     1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by

Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.




               THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Thornhill, Ontario Canada on the date set forth below.

Dated:  April 23, 2003
                                            ORETECH, INC.


                                            By:  /s/  Stephen D. Cummins
                                               --------------------------------
                                                      Stephen D. Cummins, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated.


Dated:  April 23, 2003                      /s/  Stephen D. Cummins
                                            -----------------------------------
                                                 Stephen D. Cummins, Chairman

Dated:  April 23, 2003                      /s/  H. Stephen Shehane
                                            -----------------------------------
                                                 H. Stephen Shehane, Director

Dated:  April 23, 2003                      /s/  Fran Hargarten
                                            -----------------------------------
                                                 Fran Hargarten, Director

Dated:  April ___, 2003
                                            -----------------------------------
                                                 Marvin Gibbons, Director

Dated:  April ___, 2003
                                            -----------------------------------
                                                 Dennis Atkins, Director

Dated:  April ___, 2003
                                            -----------------------------------
                                                 Robert Garcia, Director

Dated:  April 23, 2003                      /s/  Dr. Chris Kiggins
                                           ------------------------------------
                                                 Dr. Chris Kiggins, Director

Form S-8 Registration Statement

EXHIBIT INDEX

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:


Exhibit No.       Descriptions
---------         ------------

5.                Opinion of Counsel

10.               Form of Consulting Agreement

23.1              Consent of Steven L. Siskind (included in Opinion of Counsel
                   - Exhibit 5)

23.2              Consent of Rotenberg & Co LLP